Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
GENERAL MOTORS FINANCIAL COMPANY, INC.

The undersigned, desiring to amend the Amended and Restated Certificate of Formation (the “Existing Certificate of Formation”) of General Motors Financial Company, Inc. (the “Corporation”), pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), does hereby certify:

1.	The name of the filing entity is General Motors Financial Company, Inc.

2.	The filing entity is a Texas for-profit corporation.

3.	Article VIII of the Existing Certificate of Formation is hereby amended in its entirety so as to read as follows:
“ARTICLE VIII INDEMNIFICATION
8.01    Mandatory Indemnification. The Corporation shall indemnify and advance expenses to every director and officer of the Corporation in the manner and to the fullest extent permitted by the TBOC against all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such director or officer in connection with any proceeding in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of any other entity, whether the basis of such proceeding is an alleged action in an official capacity as a representative or in any other capacity while serving as a representative.
8.02    Permissive Indemnification.
(1)    Subject to the other provisions of this Article VIII, the Corporation may indemnify and advance expenses to every employee or agent of the Corporation who is not a director or officer of the Corporation in the manner and to the fullest extent permitted by the TBOC against any and all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such employee or agent in connection with any proceeding in which such employee or agent was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such employee or agent is or was an employee or agent of the Corporation. Except as set forth in paragraph (2) below, the ultimate determination of entitlement to indemnification of employees or agents who are not officers and directors shall be made in such manner as is provided by the TBOC.
(2) The Corporation shall indemnify and advance expenses to every employee and agent of the Corporation who is not a director or officer of the Corporation in the manner and to the fullest extent permitted by the TBOC against any and all expenses (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such employee or agent in connection with any proceeding in which such employee or agent was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such employee or agent is or was serving at the request of the Corporation as a representative of any other entity, whether the basis of such proceeding is an alleged action in an official capacity as a representative or in any other capacity while serving as a representative.
8.03    Initiated Proceedings. The Corporation shall not be required to indemnify any person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors.
8.04    Advancement of Expenses.
(1) The Corporation shall pay the expenses of persons indemnified by the Corporation pursuant to Sections 8.01 or 8.02(2) of this Article VIII incurred in defending any proceeding in advance of its final disposition; provided, however, that such payment shall be made only upon receipt of (i) a written affirmation by the indemnitee of their good faith belief that they have met the standard of conduct necessary for indemnification under this Article VIII or otherwise, and (ii) a written undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
(2) The payment of expenses of a person indemnified by the Corporation pursuant to Section 8.02(1) of this Article VIII incurred in defending any proceeding in advance of its final disposition shall be made by or in the manner provided by resolution of the Board of Directors or by a committee of the Board of Directors; provided, however, that such payment shall be made only upon receipt of (i) a written affirmation by the indemnitee of their good faith belief that they have met the standard of conduct necessary for indemnification under this Article VIII or otherwise, and (ii) a written undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
8.05    Claims of Expenses. If a claim for indemnification or advancement of expenses by a person indemnified by the Corporation pursuant to Sections 8.01 or 8.02(2) of this Article VIII is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under this Article VIII or otherwise.
8.06    Non Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any provision of the Certificate of Formation or the Corporation’s Bylaws or of any agreement, any vote of shareholders or disinterested directors or otherwise.
8.07    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a representative of another entity shall be reduced by any amount such person collects as indemnification from such other entity.

8.08    Insurance. The Board of Directors may, to the fullest extent permitted by the TBOC, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to reimburse the Corporation for any obligation which it incurs under the provisions of this Article VIII as a result of the indemnification of past, present or future directors, officers, employees and agents who have served in the past, are now serving or in the future will serve at the request of the Corporation as a representative of another entity; and (ii) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII, whether or not the Corporation would have the power to indemnify such persons against such liability under this Article VIII or otherwise.
8.09    Nature of Rights; Amendment or Repeal. The rights conferred in this Article VIII shall be contract rights that shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors, administrators, or other legal representatives. Any repeal or modification of the foregoing provisions of this Article VIII shall be prospective only and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

4.	The amendment made by this Certificate of Amendment has been made in accordance with the TBOC and has been approved in the manner required by the TBOC and the governing documents of the Corporation.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 20th day of July, 2016.

By:
Name:	Frank E. Brown III
Title:	Senior Vice President, Corporate Counsel
and Secretary